UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            WARNER MUSIC GROUP CORP.
                            ------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)

                                    934550104
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------- ----------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Providence Equity Partners IV, L.P.
-------- ----------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a) [X]
                                                                             (b) |_|
-------- ----------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


-------- ----------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------- ----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  12,863,900
                            ----- ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                            ----- ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,863,900
--------------------------- ----- ---------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,863,900
-------- ----------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                    [_]
-------- ----------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.66%
-------- ----------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         PN
-------- ----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 2 of 12

-------- ----------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Providence Equity Operating Partners IV, L.P.
-------- ----------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a) [X]
                                                                             (b) |_|
-------- ----------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


-------- ----------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------- ----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  41,491
                            ----- ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                            ----- ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  41,491
--------------------------- ----- ---------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         41,491
-------- ----------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                      [_]
-------- ----------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1.0%
-------- ----------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         PN
-------- ----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 3 of 12

-------- ----------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Providence Equity GP IV, L.P.
-------- ----------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a) [X]
                                                                             (b) |_|
-------- ----------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


-------- ----------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------- ----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  12,905,391
                            ----- ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                            ----- ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,905,391
--------------------------- ----- ---------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,905,391
-------- ----------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                      [_]
-------- ----------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.69%
-------- ----------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         PN
-------- ----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 4 of 12

-------- ----------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Providence Equity Partners IV L.L.C.
-------- ----------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a) [X]
                                                                             (b) |_|
-------- ----------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY



-------- ----------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------- ----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  12,905,391
                            ----- ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                            ----- ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,905,391
--------------------------- ----- ---------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,905,391
-------- ----------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                     [_]
-------- ----------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.69%
-------- ----------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         OO
-------- ----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a).    NAME OF ISSUER:

               Warner Music Group Corp.

ITEM 1 (b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               75 Rockefeller Plaza
               New York, NY 10019

ITEM 2 (a).    NAME OF PERSON FILING:

               Providence Equity Partners IV, L.P.
               Providence Equity Operating Partners IV, L.P.
               Providence Equity GP IV, L.P.
               Providence Equity Partners IV L.L.C.

ITEM 2 (b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Providence Equity Partners Inc.
               50 Kennedy Plaza
               Providence, RI 02903

ITEM 2 (c).    CITIZENSHIP:

               Providence Equity Partners IV, L.P. - Delaware
               Providence Equity Operating Partners IV, L.P. - Delaware Providence Equity GP IV, L.P. - Delaware
               Providence Equity Partners IV L.L.C. - Delaware

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.001 per share

ITEM 2 (e).    CUSIP NUMBER:

               934550104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

           (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [_] Investment company registered under Section 8 of the Investment Company Act;

           (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

           (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP

           (a) Amount Beneficially Owned:

           Based on existing relationships between the funds regarding voting the securities of the Issuer, as described below, the funds are collectively deemed the beneficial owners of 12,905,391 shares, which constitute 8.69% of the class of total issued shares.

           Providence Equity Partners IV, L.P., a Delaware limited partnership is the record holder of 12,863,900 shares of the identified class of securities. Providence Equity Operating Partners IV, L.P., a Delaware limited partnership is the record holder of 41,491 shares of the identified class of securities (collectively, the "Providence Funds").

           As the sole general partner of each of the Providence Funds, Providence Equity GP IV, L.P., a Delaware limited partnership may be deemed to be the beneficial owner of 12,905,391 shares of the identified securities, which represents approximately 8.69% of the Issuer's outstanding common stock.

           As the sole general partner of Providence Equity GP IV, L.P., Providence Equity Partners IV L.L.C., a Delaware limited liability company, may be deemed to be the beneficial owner of the 12,905,391 shares of the identified securities, which represents approximately 8.69% of the Issuer's outstanding common stock.

           (b) Percent of Class:

              See Item 11 of each cover page.

           (c) Number of Shares as to which Such Person has:

              (i)    Sole power to vote or to direct the vote:
                     See Item 5 of each cover page

              (ii)   Shared power to vote or to direct the vote:
                     See Item 6 of each cover page

              (iii)  Sole power to dispose or to direct the disposition of:
                     See Item 7 of each cover page

              (iv)   Shared power to dispose or to direct the disposition of:
                     See Item 8 of each cover page


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable.  See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Because the stockholders agreement among Music Capital Partners, L.P., Thomas H. Lee Partners, L.P. ("THL") and Putnam Investment Holdings, LLC ("Putnam"), and their respective affiliates, Bain Capital and its affiliates ("Bain Capital") and Providence Equity Partners, Inc. and its affiliates ("Providence") and certain other parties, THL, Putnam, Bain Capital, Providence and Music Capital Partners, L.P. are deemed to be a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to the voting of the common stock. The aggregate number of shares of common stock beneficially owned by the members of the group based on available information is approximately 107,544,923, which represents approximately 72% of the outstanding common stock.

              See also Item 2.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not Applicable.

ITEM 10.      CERTIFICATION

              Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006.               Providence Equity Partners IV, L.P.

                                         By: Providence Equity GP IV, L.P.,
                                             its General Partner


                                         By:  /s/ Jonathan M. Nelson
                                             -----------------------------------
                                             Name:   Jonathan M. Nelson
                                             Title:  Chief Executive Officer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006.        Providence Equity Operating Partners IV, L.P.

                                  By: Providence Equity GP IV, L.P.,
                                      its General Partner



                                  By:  /s/ Jonathan M. Nelson
                                      -----------------------------------------
                                      Name:   Jonathan M. Nelson
                                      Title:  Chief Executive Officer



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006.         Providence Equity GP IV, L.P.

                                   By: Providence Equity Partners IV L.L.C.,
                                       its General Partner




                                   By:  /s/ Jonathan M. Nelson
                                       -----------------------------------------
                                       Name:  Jonathan M. Nelson
                                       Title: Chief Executive Officer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006.              Providence Equity Partners IV L.L.C.


                                        By:  /s/ Jonathan M. Nelson
                                            ------------------------------------
                                            Name:  Jonathan M. Nelson
                                            Title: Chief Executive Officer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)